Exhibit 10.4
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated
June 30, 2009
by and between
SANDRIDGE MIDSTREAM, INC.,
a Texas corporation
as Seller
and
TCW PECOS MIDSTREAM, L.L.C.,
a Texas limited liability company
as Buyer

LIST OF EXHIBITS

Exhibit A	Form of Assignment of Membership Interests
Exhibit B	Form of Confidentiality and Disclosure Agreement
Exhibit C	Form of Seller Guaranty Agreement
Exhibit D	Form of SR E&P Guaranty Agreement
Exhibit E	Form of SR Energy Company Guaranty Agreement
Exhibit F	Form of SR Energy Buyer Guaranty Agreement

SCHEDULES

Schedule 1.1(a)	Knowledge
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(d)	Transfer Restrictions
Schedule 2.2(a)	Gathering System
Schedule 2.2(b)	Easements
Schedule 2.2(c)	Company Contracts
Schedule 2.2(d)	Permits
Schedule 2.2(e)	Personal Property
Schedule 2.3	Excluded Assets
Schedule 2.3(l)	O&M Permits
Schedule 3.3	Violations; Conflicts
Schedule 3.4	Seller Approvals
Schedule 3.5	Litigation
Schedule 4.3(c)	Violations; Conflicts
Schedule 4.6	Breaches or Violations of Company Contracts
Schedule 4.7	Seller or Company Related Litigation
Schedule 4.8	Taxes
Schedule 4.9	Environmental Matters
Schedule 4.10	Compliance with Laws
Schedule 4.11	Permits
Schedule 4.12	Insurance
Schedule 4.13	Title to Assets; Sufficiency
Schedule 5.3	Violations; Conflicts
Schedule 5.4	Buyer Approvals

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (this “Agreement”), dated June 30, 2009 (the “Closing Date”) is entered into by and between SandRidge Midstream, Inc., a Texas corporation (“Seller”), and TCW Pecos Midstream, L.L.C., a Texas limited liability company (“Buyer”).
RECITALS
     WHEREAS, (a) Seller has formed, by causing that certain Certificate of Formation, dated as of the Closing Date (the “Certificate of Formation”), to be filed with the Secretary of the State of Delaware, Piñon Gathering Company, LLC, a Delaware limited liability company (the “Company”); (b) Seller and the Company have executed that certain Limited Liability Company Agreement, dated as of the Closing Date (the “LLC Agreement”); and (c) Seller owns all of the issued and outstanding membership interests of the Company (the “Membership Interests”);
     WHEREAS, (a) each of SandRidge Exploration and Production, LLC, a Delaware limited liability company (“SR E&P”) and SandRidge Energy, Inc., a Delaware corporation (“SR Energy”), has transferred, conveyed and assigned to Seller, pursuant to the terms of that certain Assignment, Bill of Sale and Conveyance, dated as of the Closing Date (the “Intercompany Conveyance”), each of SR E&P’s and SR Energy’s respective right, title and interest in and to the Assets owned by it on the Closing Date, free and clear of all Liens (other than Permitted Liens); (b) Seller has transferred, conveyed and assigned to the Company, pursuant to the terms of that certain Assignment, Bill of Sale and Conveyance, dated as of the Closing Date (the “Company Conveyance” and together with the Intercompany Conveyance, the “Asset Conveyances”), all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens (other than Permitted Liens and any encumbrance, mortgage or security interest created in the Company Conveyance); and (c), as a result of the consummation of the transactions described in clauses (a) and (b), the Company owns all of the Assets (as defined below);
     WHEREAS, (a) SR E&P and the Company have entered into that certain Gathering Agreement, dated as of the Closing Date (the “Gathering Agreement”), and (b) Seller and the Company have entered into that certain Operations and Maintenance Agreement, dated as of the Closing Date (the “O&M Agreement”); and
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests, subject to the terms and conditions described in this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION
          Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Agreement” has the meaning provided such term in the Preamble.
     “Asset Conveyances” has the meaning provided such term in the Recitals.
     “Assets” has the meaning provided such term in Section 2.2.
     “Assignment of Membership Interests” has the meaning provided such term in Section 7.1(a)(i).
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
     “Buyer” has the meaning provided such term in the Preamble.
     “Buyer Approvals” has the meaning provided such term in Section 5.4(a).
     “Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).
     “CERCLA” means the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601 et seq.
     “Certificate of Formation” has the meaning provided such term in the Recitals.
     “Certification of Non-Foreign Status” has the meaning provided such term in Section 7.1(a)(iii).
     “Claim Notice” has the meaning provided such term in Section 8.3(a).
     “Closing Date” has the meaning provided such term in Preamble.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company” has the meaning provided such term in the Recitals.
     “Company Contracts” has the meaning provided such term in Section 2.2(c).
     “Company Conveyance” has the meaning provided such term in the Recitals.
     “Confidentiality and Disclosure Agreement” has the meaning provided such term in Section 7.1(a)(ii).
     “Constituents of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste, pollutant or contaminant by any Environmental Law.
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Dedicated Area” has the meaning provided such term in the Gathering Agreement.
     “Direct Claim” has the meaning provided such term in Section 8.3(d).

     “Dollars” and “$” mean the lawful currency of the United States.
     “Easements” has the meaning provided such term in Section 2.2(b).
     “Environmental Law” means all applicable Laws and Environmental Permits of any Governmental Authority relating to the environment, natural resources, or the protection thereof, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et. seq., the Federal Clean Water Act, the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et. seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et. seq., and any applicable Law relating to occupational health and safety, the environment, natural resources or the protection thereof, each as amended from time to time, including any regulations promulgated pursuant thereto, and any state or local counterparts.
     “Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals, and any other similar items, of Governmental Authorities required by Environmental Laws and necessary for or held in connection with the ownership and/or operation of the Assets.
     “Excluded Assets” has the meaning provided such term in Section 2.3.
     “Expansions” has the meaning provided such term in the Gathering Agreement.
     “FTC” means the Federal Trade Commission.
     “Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.5, 4.13, 5.1, 5.2, 5.3 and 5.6.
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Gathering Agreement” has the meaning provided such term in the Recitals.
     “Gathering System” has the meaning provided such term in Section 2.2(a).
     “Governmental Authority” means any federal, state, municipal, local or similar authority, regulatory or administrative agency, court or arbitral body with jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby, the Assets or the Membership Interests.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income, profits or similar measures (including capital gains Taxes and minimum Taxes) or (b) multiple bases if one or more of the bases upon which such Tax is based, measured by or calculated is described in clause (a), in each case together with any interest, penalties, or additions to such Tax, including Texas franchise tax.
     “Indebtedness for Borrowed Money” means, with respect to any Person, at any date, without duplication: (a) all obligations of such Person for borrowed money, including all principal, interest,

premiums, fees, expenses, overdrafts and penalties with respect thereto; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business; (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or similar instrument; (e) all capitalized lease obligations; (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP; and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above, directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
     “Indemnified Party” has the meaning provided such term in Section 8.3(a).
     “Indemnifying Party” has the meaning provided such term in Section 8.3(a).
     “Intellectual Property” means: (a) trademarks, service marks, trade dress, slogans, logos, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any related applications or registrations; (c) patents and any related applications or registrations; (d) all confidential information, know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications; and (e) all other intellectual property rights, statutory or common law, in the United States or worldwide.
     “Intercompany Conveyance” has the meaning provided such term in the Recitals.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means: (a) with respect to Seller, the actual knowledge, after due inquiry, of the natural Persons identified in Schedule 1.1(a), as “Seller’s Persons With Knowledge”; and (b) with respect to Buyer, the actual knowledge, after due inquiry, of the natural Persons identified in Schedule 1.1(a) as “Buyer’s Persons With Knowledge”.
     “Law” means any statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law, in each case as in effect on and as interpreted on the Closing Date or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date applicable to the Parties, this Agreement, any of the transactions contemplated hereby, the Assets or the Membership Interest.
     “Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, encumbrance or security interest.
     “Line Pack” has the meaning provided such term in the Gathering Agreement.
     “LLC Agreement” has the meaning provided such term in Recitals.
     “Losses” has the meaning provided such term in Section 8.2(a).
     “Membership Interests” has the meaning provided such term in the Recitals.
     “Non-Income Tax” means any Tax other than an Income Tax or a Transfer Tax.

     “O&M Agreement” has the meaning provided such term in the Recitals.
     “O&M Assets” means the assets described in clauses (g) and (l) of the definition of Excluded Assets.
     “Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.
     “Parties” means, collectively, Seller and Buyer, and “Party” means, individually, either Buyer or Seller.
     “Permits” has the meaning provided such term in Section 2.2(d).
     “Permitted Liens” means the Liens listed on Schedule 1.1(b) and any other: (a) Liens for Taxes and assessments not yet due or delinquent; (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business and securing payments not yet due or delinquent; (c) rights of lessors and lessees under leases and rights of third parties under any Company Contract; (d) rights of licensors and licensees under licenses executed in the ordinary course of business; (e) restrictive covenants, easements and defects, imperfections, or irregularities of title or Liens, if any, in each case that are of a nature that do not, or that would not reasonably be expected to, materially and adversely affect the ownership, or adversely affect the use or operation of the Assets; (f) purchase money Liens and Liens securing rental payments under capital lease arrangements set forth on Schedule 2.2(c); (g) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement to the extent disclosed on Schedule 1.1(d); (h) Liens created by Buyer, or its successors and assigns; and (i) terms and conditions of the Permits listed on any of the Schedules.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Personal Property” has the meaning provided such term in Section 2.2(e).
     “Purchase Price” has the meaning provided such term in Section 2.5.
     “Reasonable Efforts” means efforts in accordance with reasonable legal, commercial practice and without the incurrence of any material expense or risk.
     “Records” has the meaning provided such term in Section 2.2(f).
     “Representatives” means a Person’s directors, managers, partners, officers, employees, duly authorized agents, or professional advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of such advisors).
     “Retained Liabilities” has the meaning provided such term in Section 2.4.
     “Schedules” means the schedules attached to this Agreement.

     “Seller” has the meaning provided such term in the Preamble.
     “Seller Approvals” has the meaning provided such term in Section 3.4.
     “Seller Entities” means, collectively, SR E&P, Seller and SR Energy, and “Seller Entity” means, individually, any of SR E&P, Seller or SR Energy.
     “Seller Guaranty Agreement” has the meaning provided such term in Section 7.1(a)(iv).
     “Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).
     “Seller Marks” has the meaning provided such term in Section 6.3.
     “SR E&P” has the meaning provided such term in the Recitals.
     “SR E&P Guaranty Agreement” has the meaning provided such term in Section 7.1(a)(v).
     “SR Energy” has the meaning provided such term in the Recitals.
     “SR Energy Buyer Guaranty Agreement” has the meaning provided such term in Section 7.1(a)(vii).
     “SR Energy Company Guaranty Agreement” has the meaning provided such term in Section 7.1(a)(vi).
     “Straddle Period” has the meaning provided such term in Section 6.6(c).
     “Tax Returns” means any form, report, return, statement, election, document, estimated tax filing, declaration, or other information, filed with or required to be supplied to any Taxing Authority by any Person with respect to Taxes, including any amendments thereof or schedule or attachment thereto, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, statement, election, document, declaration or other information.
     “Taxes” means all (a) federal, state, provincial, county, local and foreign taxes, assessments, duties, levies, imposts or other similar charges, including all income, franchise, margin, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profit, production, custom, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and (b) liability for items within clause (a) of any other Person by Contract, operation of law (including Treasury Regulation section 1.1502-6) or otherwise.
     “Taxing Authority” means, with respect to any Tax, a Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity, including any Governmental Authority that imposes, or is charged with collecting, Social Security or similar charges or premiums.
     “Third Party Claim” has the meaning provided such term in Section 8.3(a).

     “Third Party Gathering Agreement” means that certain Gas Gathering Agreement dated June 26, 2009 between Enterprise Products Operating, LLC, as shipper, and SandRidge Midstream, Inc., as gatherer.
     “Transaction Documents” means this Agreement, the Gathering Agreement, the O&M Agreement, the Assignment of Membership Interests, the Asset Conveyances, the Seller Guaranty Agreement, the SR E&P Guaranty Agreement, the SR Energy Company Guaranty Agreement, SR Energy Buyer Guaranty Agreement, the Confidentiality and Disclosure Agreement and the Third Party Gathering Agreement, and any other agreement or document that may be required to be executed to consummate the transactions contemplated hereby or thereby.
     “Transfer Taxes” has the meaning provided in Section 6.6(a).
ARTICLE 2
PURCHASE AND SALE; CLOSING
          Section 2.1 Sale and Purchase of Membership Interests. Upon the terms and subject to the conditions set forth herein, Seller shall sell, assign and transfer to Buyer, and Buyer will purchase, acquire and accept from Seller, the Membership Interests on the Closing Date.
          Section 2.2 Assets. The term “Assets” shall mean, less and except the Excluded Assets (and all other assets of the Seller Entities not described in this Section 2.2), all right, title and interest of the Company in and to the following assets:
          (a) that certain 2” to 20” diameter natural gas pipeline located in Pecos and Terrell Counties, Texas, which is approximately three hundred and seventy (370) miles in length that gathers all of the gas produced by Seller and its Affiliates within the Dedicated Area, including above-ground facilities or structures, compression equipment and facilities, Line Pack, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto, as more particularly described on Schedule 2.2(a) (the “Gathering System”);
          (b) all rights-of-way, easement rights and surface rights owned or held in connection with the ownership or operation of the Gathering System, together with any and all other rights, tenements, easements, appendages, appurtenant rights, privileges, leases, Contracts and agreements related to real property as may be required in connection with the ownership of the Gathering System, as more particularly described on Schedule 2.2(b) (the “Easements”);
          (c) all Contracts necessary for the ownership or operation of the Gathering System, as more particularly described on Schedule 2.2(c) (the “Company Contracts”);
          (d) all permits necessary in connection with the ownership or operation of the Assets, including the Environmental Permits, licenses, certificates, consents, approvals, waivers, authorizations and registrations issued by a Governmental Authority and necessary in connection with the ownership of the Gathering System, as more particularly described on Schedule 2.2(d) (the “Permits”);
          (e) the items of personal property (tangible or intangible) necessary in connection with the ownership or operation of the Gathering System, as more particularly described on Schedule 2.2(e) (the “Personal Property”); and
          (f) all records, documents, books, supplier lists and work orders necessary to operate the Gathering System, and all other documents and data (including electronic data) relating to the operation of the Assets (including past operations), including all of the foregoing necessary to cause operations to remain in compliance with applicable Law (the “Records”).
          Section 2.3 Excluded Assets. All assets of the Seller Entities listed on Schedule 2.3, and any other assets of the Seller Entities and their Affiliates described below, will be retained by the Seller Entities (or their Affiliates, as applicable) and will not be included in the Assets (the “Excluded Assets”):
          (a) cash;
          (b) accounts receivable (including any imbalance receivables), trade credits, proceeds or revenues accruing for any period prior to the Closing Date;
          (c) all personal property relating to any Seller Entity generally and not involving or relating solely to the Assets or the business related to the Assets, or that may be necessary or useful in such Seller Entity’s (or any of its Affiliates’) development, construction, operation and/or ownership of any Expansions;
          (d) each Seller Entity’s Organizational Documents, duplicate copies of the Records as are necessary to enable the Seller Entities to file Tax Returns and reports, and any other records or materials relating to any Seller Entity generally and not involving or relating solely to the Assets or the business related to the Assets, and any of the foregoing that may be necessary or useful in such Seller Entity’s (or any of its Affiliates’) operation of the Assets pursuant to the O&M Agreement, or development, construction, operation and/or ownership of any Expansions;
          (e) refunds of premiums from any insurance policy of any Seller Entity and any Tax refunds due to any Seller Entity resulting from this Agreement or the transactions contemplated hereby;
          (f) all proceeds, claims and rights under any: (i) insurance policies covering the Assets that relate to any damage or destruction (whether by fire, theft, vandalism or other casualty) that has occurred prior to the Closing Date; and (ii) condemnation or eminent domain awards that relate to any condemnation of any Assets that has occurred prior to the Closing Date;
          (g) all, as relate to the ownership or operation of the Assets: (i) Intellectual Property; (ii) software licenses and software license agreements; (iii) information technology hardware of any kind whatsoever; (iv) office supplies, furniture and equipment, including computers, printers, copiers, personal handheld devices and phones; (v) tools and rolling stock; (vi) SCADA-related licenses, equipment and software; and (vii) FCC permits, licenses, and other similar documents and consents;
          (h) all wellhead separation equipment, meters and flowlines, and any equipment dedicated to the removal of carbon dioxide or other inert gasses or the recovery of any hydrocarbon liquids;
          (i) all rights-of-way, easement rights and surface rights owned or held by the Seller Entities (or their Affiliates, as applicable) for the purposes of the development, construction, operation and/or ownership of any Expansions and the conduct of oil and gas exploration and production activities;
          (j) all Contract rights owned or held by the Seller Entities (or their Affiliates, as applicable) to the extent necessary for the development, construction, operation and/or ownership of any Expansions and the conduct of oil and gas exploration and production activities;

          (k) all rights under any permits owned or held by the Seller Entities (or their Affiliates, as applicable) to the extent necessary for the development, construction, operation and/or ownership of any Expansions and the conduct of oil and gas exploration and production activities; and
          (l) all permits that are to be held by Seller under the O&M Agreement as more particularly set forth on Schedule 2.3(l).
          Section 2.4 Retained Liabilities. Upon and after the Closing Date, Seller shall retain and be liable for the following liabilities and obligations (without duplication, the “Retained Liabilities”):
          (a) all liabilities and obligations of any Seller Entity arising out of, or relating to, any Excluded Asset;
          (b) any liabilities of any Seller Entity or the Company resulting from the consummation of the transactions contemplated by this Agreement, including Taxes; and
          (c) all other liabilities of any Seller Entity arising from, based on, related to, or associated with, the formation of the Company, the contribution of the Assets to the Company, or any act, omission, event, condition or circumstance involving or relating to the use, ownership or operation of the Assets occurring or existing before the Closing Date (including accounts payable, Taxes, and wellhead and other imbalances).
          Section 2.5 Consideration. In consideration of the sale and purchase of the Membership Interests as contemplated by Section 2.1, on the Closing Date, Buyer shall pay to Seller an aggregate of two hundred million dollars ($200,000,000.00) in cash by means of a completed wire transfer of immediately available funds to an account designated in writing by Seller (the “Purchase Price”). BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LIMITATIONS ON, AND DISCLAIMERS OF WARRANTIES AND REPRESENTATIONS OF, SELLER CONTAINED IN THIS AGREEMENT, ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE MEMBERSHIP INTERESTS.
          Section 2.6 Allocation of Purchase Price. Seller and Buyer recognize that the purchase of the Membership Interests will be treated for federal income tax purposes as the purchase of the Assets of the Company. Seller and Buyer agree to cooperate in good faith to determine a reasonable allocation of the Purchase Price as determined for federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder. On or prior to the date ninety (90) days after the Closing Date, Buyer shall provide to Seller Buyer’s proposed allocation of the Purchase Price. Within thirty (30) days after the receipt of such allocation, Seller shall propose to Buyer any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Seller and Buyer shall cooperate in good faith to attempt to mutually agree to such allocation and shall reduce any such agreement to writing, including jointly and properly completing an IRS Form 8594, and any other forms or statements required by the Code, Treasury regulations or the IRS, together with any and all attachments required to be filed therewith. Seller and Buyer shall file timely any such forms and statements with the IRS. The allocation of the Purchase Price shall be revised to take into account any subsequent adjustments to the Purchase Price in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder. Seller and Buyer shall not file (and Seller shall cause SR E&P not to file) any Tax Return or other documents or otherwise take any position with respect to Taxes that is inconsistent with any agreed upon allocation of the Purchase Price. Notwithstanding the foregoing, Buyer shall not be required to agree upon the allocation of the Purchase Price for Tax purposes with Seller and, if no agreement is reached, the Parties may report different allocations of the Purchase Price.

          Section 2.7 Other Payments. Upon receipt, Buyer shall promptly send to Seller any third party invoices received by Buyer (or its Affiliates) that are attributable to the Retained Liabilities. Upon receipt, Seller shall promptly pay (and cause SR E&P to pay) such invoices directly to the appropriate third party. Upon receipt, Buyer will promptly remit to Seller all amounts received by Buyer that are attributable to the Excluded Assets (including Retained Liabilities) or that are otherwise attributable to periods on or before the Closing Date.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER ENTITIES
     Seller hereby represents and warrants to Buyer as follows:
          Section 3.1 Organization of Seller Entities; Authority. SR E&P and SR Energy are duly organized, validly existing and in good standing under the Laws of the State of Delaware and Seller is duly organized, validly existing and in good standing under the Laws of the State of Texas, and each Seller Entity has all requisite power and authority, as applicable, to own, lease and operate its properties and carry on its businesses as now being conducted. Each Seller Entity is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required.
          Section 3.2 Authorization; Enforceability. Each Seller Entity has the requisite corporate or limited liability company power, as applicable, to execute and deliver the Transaction Documents to which it is a party and to perform all obligations to be performed by it under the Transaction Documents to which it is a party. The execution and delivery by each Seller Entity of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company action, as applicable, on part of such Seller Entity. Each Transaction Document (a) has been duly and validly executed and delivered by each Seller Entity that is a party thereto and (b) constitutes a valid and binding obligation of each Seller Entity that is a party thereto, enforceable against each such Seller Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 3.3 No Violation; No Conflict. Except as disclosed on Schedule 3.3, the execution and delivery of each Transaction Document by the Seller Entities party thereto and the consummation of the transactions contemplated thereby by the Seller Entities (assuming all of the Seller Approvals have been made, given or obtained, other than those that are customarily made, given or obtained after the Closing Date) do not and shall not:
          (a) violate or conflict with any Law applicable to any Seller Entity;
          (b) violate or conflict with any Organizational Document of any Seller Entity; or
          (c) (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination, cancellation, acceleration or amendment under, any of the terms, conditions or provisions of any Contract to which any Seller Entity is a party or by which its assets or properties may be bound; or (ii) result in the creation of any Lien on the Membership Interests or the Assets (other than a Permitted Lien or any encumbrance, mortgage or security interest created in the Company Conveyance or the Assignment of Membership Interests).

          Section 3.4 Consents and Approvals. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of any Transaction Document by the Seller Entities party thereto and the consummation of the transactions contemplated thereby by the Seller Entities party thereto, except for the required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth on Schedule 3.4 (the “Seller Approvals”).
          Section 3.5 Litigation. Except as set forth on Schedule 3.5 (and except for Taxes, Environmental Matters and Permits, which are addressed in Sections 4.8, 4.9 and 4.11, respectively), as of the Closing Date: (a) there are no lawsuits, claims, proceedings, investigations, reviews, audits or other actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing by any Person against any Seller Entity that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Seller Entities’ ability to perform their respective obligations under the Transaction Documents to which they are a party, including their obligations to consummate any transactions contemplated thereby; and (b) there is no order or unsatisfied judgment from any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Seller Entities’ ability to perform their respective obligations under the Transaction Documents to which they are a party, including their obligations to consummate any transactions contemplated thereby.
          Section 3.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Seller Entity or any of their respective Affiliates or Representatives.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
      Seller hereby represents and warrants to Buyer as follows:
          Section 4.1 Organization of the Company; Authority.
          (a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now being conducted.
          (b) The Company is duly qualified as a foreign limited liability company and is in good standing in the State of Texas.
          (c) Seller has made available to Buyer true and complete copies of all existing Organizational Documents of the Company.
          Section 4.2 Authorization; Enforceability. The Company has the requisite limited liability company power to execute and deliver the Transaction Documents to which it is a party and to perform all obligations to be performed by it thereunder. The execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of the Company. Each Transaction Document to which the Company is a party (a) has been duly and validly executed and delivered by the Company, and (b) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 4.3 No Violation; No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (including the Asset Conveyances) by the Seller Entities (assuming all of Seller Approvals have been made, given or obtained, other than those that are customarily made, given or obtained after the Closing Date) do not and shall not:
          (a) violate or conflict with any Organizational Document of the Company;
          (b) violate or conflict with any Law applicable to the Company; or
          (c) other than as set forth on Schedule 4.3(c), violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien or any encumbrance, mortgage or security interest created in the Company Conveyance) upon any of the Assets under, or result in the acceleration or trigger of any payment or time of payment, pursuant to any of the terms, conditions or provisions of any Company Contract.
          Section 4.4 Capitalization of the Company.
          (a) Seller is the sole member of the Company, the Membership Interests held by Seller constitute all of the issued and outstanding membership interests of the Company, no membership interests of the Company are held in the treasury of the Company, and no membership interests of the Company have been reserved for issuance upon the exercise of outstanding options, warrants, rights or otherwise.
          (b) The Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other similar right.
          (c) Seller has good and valid title to, holds of record and owns beneficially, the Membership Interests, free and clear of any Lien (other than any transfer restrictions imposed on equity securities by applicable federal and state securities Laws).
          (d) The Company has no issued or outstanding Indebtedness for Borrowed Money.
          (e) There are no outstanding subscriptions, options, warrants, rights, calls, commitments, or other securities convertible into, or exchangeable or exercisable for, equity securities, or agreements of any character providing for the purchase or issuance of any membership interest, or any other equity security or equity interests of the Company or any securities or other instruments representing the right to purchase or otherwise receive any membership interests or any other equity security interest of the Company, and there are no agreements of any kind that may obligate the Company to issue, purchase, redeem or otherwise acquire any membership interest or any other equity security or equity interest of the Company. There are no voting agreements, proxies or other similar agreements or understandings with respect to the Membership Interests.
          Section 4.5 Conduct of Business. Since the date of its formation: (a) the Company has conducted no business other than the ownership and operation of the Assets; (b) the Company has not owned or operated any properties or assets other than the Assets; (c) the business of the Company has been conducted only in the ordinary course of business; and (d) the Company has incurred no liabilities, except for any liabilities arising under the Company Contracts or as otherwise would constitute a part of the Retained Liabilities.
          Section 4.6 Company Contracts.
          (a) Schedule 2.2(c) contains a true and complete list of the Company Contracts in effect on the Closing Date.
          (b) Except as set forth on Schedule 4.6:
          (i) each Company Contract is valid and binding, in full force and effect and enforceable against the Company, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity;
          (ii) the Seller Entities and the Company have performed all obligations required to be performed by them to date under each Company Contract;
          (iii) no event or condition exists or has occurred that violates, results in a breach of any provision of or the loss of any benefit under, or constitutes a default (or an event that, with notice or lapse of time, or both, would constitute a default) on the part of any Seller Entity or the Company, or, to the Knowledge of Seller, any other party under, or results or will result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets or the Membership Interests under, any of the terms, conditions or provisions of any Company Contract; and
          (iv) true and complete copies of all Company Contracts have been made available to Buyer or its Representatives.
          Section 4.7 Litigation. Except as set forth on Schedule 4.7 (and except for Taxes, Environmental Matters, and Permits, which are addressed in Sections 4.8, 4.9 and 4.11, respectively), as of the Closing Date: (a) there are no lawsuits, claims, proceedings, investigations, reviews, audits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing by any Person against the Company or any Seller Entity that relates to the Assets, the O&M Assets, or the Company’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligations to consummate any transactions contemplated thereby; and (b) there is no order or unsatisfied judgment from any Governmental Authority relates to the Company, the Assets, the O&M Assets, or the Company’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligations to consummate any transactions contemplated thereby.
          Section 4.8 Taxes. Except as set forth on Schedule 4.8: (a) all Tax Returns required to be filed with respect to the Company, the Assets, the O&M Assets and the Membership Interests have been timely filed; (b) all Taxes due with respect to the Company, the Assets, the O&M Assets and the Membership Interests have been paid; (c) there are no Liens (other than Permitted Liens) on the Company, any of the Assets, the O&M Assets or the Membership Interests that arose in connection with any failure to pay any Tax; (d) there is no claim pending by any Taxing Authority in connection with any Tax related to the Company, the Assets, the O&M Assets or the Membership Interests; (e) no audit, proceeding, investigation or other examination is pending or in progress, or, to the Knowledge of Seller, threatened in writing with respect to any Tax Return or Taxes of or relating to the Company, the Assets, the O&M Assets or the Membership Interests; (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return related to the Company, the Assets, the O&M Assets or the Membership Interests or the assessment or collection of any Tax related to the Company, the Assets, the O&M Assets or the Membership Interests; (g) no written claim has been made by any Taxing Authority in a jurisdiction where any Seller Entity or the Company does not file a Tax Return that any such Seller Entity or the Company is or may be subject to taxation in that jurisdiction; (h) none of the Assets or the O&M Assets currently is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code); (i) the Assets and the O&M Assets have been properly listed and described on the current property Tax rolls for the Tax jurisdictions in which they are located and no portion of the Assets or the O&M Assets currently constitutes omitted property for property Tax purposes; (j) no agreement, consent, clearance, or other Tax ruling or agreement has been executed or entered into relating to Taxes arising in connection with the Company, the Assets, the O&M Assets or the Membership Interests, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any similar Law; (k) the Company has not engaged in any reportable transaction as defined in Treasury Regulation section 1.6011-4; and (l) the Company has been properly classified for federal income tax purposes as an entity disregarded as separate from its owner, Seller, a Texas corporation, since the date of its formation.
          Section 4.9 Environmental Matters. Except as set forth on Schedule 4.9:
          (a) the Assets and the O&M Assets and operation of the Assets and the O&M Assets, to the extent conducted by the Seller Entities or the Company prior to the Closing Date, are in compliance with all Environmental Laws and Environmental Permits. No Seller Entity has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that has not been resolved and that alleges that the Assets are not in such compliance or that any Seller Entity has any liability under an Environmental Law. To the Knowledge of Seller, there are no present or past actions, activities, circumstances, conditions, events or incidents that may reasonably be expected to prevent or interfere with such compliance or give rise to such liability in the future;
          (b) (i) the Company possess all Environmental Permits required under Environmental Laws for the Company to own and operate the Assets and (ii) the Seller Entities possess all Environmental Permits required under Environmental Laws for the Seller Entities to own and operate the O&M Assets, in each case, as currently conducted, and all such Environmental Permits are in full force and effect and there are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in writing, before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of such Environmental Permits;
          (c) Seller has delivered to or otherwise made available for inspection by Buyer (or its Representatives) true, complete and correct copies of any reports, studies, analyses, tests, or monitoring data possessed by the Seller Entities pertaining to the Assets’ compliance with Environmental Laws or to Constituents of Concern, in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Assets’ compliance with applicable Environmental Laws; and
          (d) to the Knowledge of Seller, there are and have been no actions, activities, circumstances, conditions, events, or incidents involving the Assets that may reasonably be expected to give rise to any liability under Environmental Law.
          Section 4.10 Compliance with Laws. Except with respect to matters set forth in Schedule 4.10 (and except for Laws relating to Taxes, Environmental Matters and Permits, which are addressed in Sections 4.8, 4.9 and 4.11, respectively), (a) the Company is in compliance with all Laws in connection with the ownership and operation of the Assets and (b) the Seller Entities are in compliance with all Laws in connection with the ownership and operation of the O&M Assets.
          Section 4.11 Permits. Except with respect to Environmental Permits (as to which certain representations and warranties are made pursuant to Section 4.9) and except as set forth on Schedule 4.11: (a) the Company is (and, to Seller’s Knowledge, the Seller Entities have been) in compliance with all Permits related to the Assets and the O&M Assets; (b) all such Permits are, to Seller’s Knowledge, in full force and effect; (c) there are no lawsuits or other proceedings pending, or, to Seller’s Knowledge, threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any Permit of the Company or any Seller Entity; and (d) the Company possesses, and the Assets include, all Permits necessary for it to own and operate the Assets as currently conducted. Schedule 4.11 sets forth a true and complete list of all such Permits.
          Section 4.12 Insurance. Schedule 4.12 contains a summary description of all policies of property, fire and casualty, product liability, and other insurance held by or for the benefit of the Company and that relate to the ownership or operation of the Assets as of the Closing Date. Except as set forth on Schedule 4.12, no Seller Entity has received any notice from the insurer under any insurance policy relating to the Assets or the O&M Assets disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending any such policy. Except as set forth on Schedule 4.12, there is no claim, suit or other matter currently pending, in respect of which any Seller Entity has received such a notice. All premiums due and payable for such insurance policies have been duly paid, and such insurance policies or extensions or renewals thereof in the amounts described are outstanding and duly in full force.
          Section 4.13 Title to Assets; Sufficiency.
          (a) The Company owns (i) a good and valid leasehold or a good and defensible easement interest in all of the real property related to the ownership or operation of the Assets, and (ii) good and valid title to (or good and valid leases with respect to) all of its personal property used in the ownership and operation of the Assets, free and clear of all Liens (other than Permitted Liens and any encumbrance, mortgage or security interest created in the Company Conveyance). Except as set forth on Schedule 4.13, the Assets, together with the rights under the Transaction Documents, are sufficient to permit Buyer to conduct the business related to the operation of the Assets as required under the Gathering Agreement and the Third Party Gathering Agreement. The business of each Seller Entity related to the Assets has and is being operated, and the Asset Conveyances have been done, in a manner that does not violate the terms of any Easements. Except as set forth on Schedule 4.13, all Easements are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the Assets. Except as set forth on Schedule 4.13, there are no gaps in the Easements and no part of the tangible Assets is located on property that is not subject to an Easement.
          (b) All of the plants, facilities and other tangible assets owned, leased or used by the Seller Entities in the ownership or operation of the Assets are to the Knowledge of Seller: (i) structurally sound with no known defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, and (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair.
          Section 4.14 Employees. The Company does not have, and has never had, any employees.

          Section 4.15 Books and Records. The books of account, minute books, membership interest records books and other records of Seller relating to the Company are complete and correct and have been maintained in accordance with practices that are generally applicable to Seller.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
     Buyer hereby represents and warrants to Seller as follows:
          Section 5.1 Organization of Buyer; Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required, except where the failure to be so duly qualified or licensed would not have, or be reasonably expected to have, in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligation to consummate the transactions contemplated thereby.
          Section 5.2 Authorization; Enforceability. Buyer has the requisite limited liability company power to execute and deliver the Transaction Documents to which it is a party and to perform all obligations to be performed by it thereunder. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of Buyer. Each Transaction Document to which Buyer is a party (a) has been duly and validly executed and delivered by Buyer, and (b) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 5.3 No Violation; No Conflict. Except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligation to consummate the transactions contemplated thereby, and except as set forth on Schedule 5.3, the execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by Buyer, do not and shall not:
          (a) violate or conflict with any Law applicable to Buyer;
          (b) violate or conflict with any Organizational Document of Buyer; or
          (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination, cancellation or amendment under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which it or any of its respective assets or properties may be bound.
          Section 5.4 Consents and Approvals. No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery by Buyer of any Transaction Document to which it is a party and the consummation of the transactions contemplated thereby, except for: (a) the required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth on Schedule 5.4 (the “Buyer Approvals”); and (b) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligation to consummate the transactions contemplated thereby.
          Section 5.5 Litigation. As of the Closing Date, there are no lawsuits, claims, proceedings, investigations, reviews, audits or other actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing by any Person against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligation to consummate the transactions contemplated thereby; and (b) there is no order or unsatisfied judgment from any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party, including its obligation to consummate the transactions contemplated thereby.
          Section 5.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates or Representatives.
          Section 5.7 Financial Ability. Buyer will have, as of the Closing Date, sufficient funds to pay the Purchase Price (in Dollars) and otherwise fund (in Dollars) the consummation of the transactions contemplated by this Agreement and satisfy (in Dollars) all other costs, expenses and obligations arising in connection with this Agreement and the transactions contemplated hereby.
          Section 5.8 Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil and gas business and can bear the economic risk of its investment in the Membership Interests pursuant to this Agreement and the transactions contemplated hereby. Prior to entering into this Agreement and the transactions contemplated hereby, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement and the values of the Membership Interests and the Assets. In making the decision to enter into and consummate this Agreement and the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent valuation and due diligence investigation of the Membership Interests and the Assets.
          Section 5.9 Investment Representation. Buyer is purchasing the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Membership Interests in violation of any federal or state securities Laws. Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under the applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.
          Section 5.10 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

          Section 5.11 Waiver of Other Representations.
          (a) BUYER ACKNOWLEDGES AND AGREES THAT:
          (i) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OF ITS AFFILIATES (INCLUDING THE COMPANY) OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER (OR THE COMPANY), ITS BUSINESS, OR ANY OF ITS ASSETS, THE MEMBERSHIP INTERESTS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO SELLER, ITS AFFILIATES (INCLUDING THE COMPANY), AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED; AND
          (ii) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, SELLER’S (AND, IF APPLICABLE, ITS AFFILIATES’) INTERESTS IN THE MEMBERSHIP INTERESTS AND ITS INDIRECT INTEREST IN THE ASSETS ARE BEING TRANSFERRED “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY, THE ASSETS, THE MEMBERSHIP INTERESTS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE MEMBERSHIP INTERESTS, THE COMPANY AND THE ASSETS.
          (b) BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.
          (c) SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.11 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
          Section 5.12 Nonreportability under the HSR Act. Buyer represents that (a) it is its own “ultimate parent entity” for purposes of regulations set forth at 16 C.F.R. §801.1(a)(3), and (b) it does not meet the size of person test set forth in 15 U.S.C. §18a(a)(2)(B) of the HSR Act.
ARTICLE 6
COVENANTS
          Section 6.1 Confidentiality and Disclosure. Buyer and Seller acknowledge that their respective confidentiality and disclosure rights and obligations are established and governed by and subject to the terms of the Confidentiality and Disclosure Agreement.
          Section 6.2 Approvals. Without limiting the generality of the foregoing, the Parties shall (and shall use Reasonable Efforts to cause their respective Representatives and Affiliates to) consult and cooperate with and provide reasonable assistance to each other in: (a) obtaining, giving, and making any Seller Approvals and Buyer Approvals required to be obtained after (or otherwise impracticable to be obtained prior to) the Closing Date; and (b) in general, consummating and making effective this

Agreement and the transactions contemplated hereby; provided, however, that in order to obtain any consent, license, permit, qualification, or other permission or action, neither Party shall be required to pay any material consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Party.
          Section 6.3 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word “SandRidge” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing Date, Buyer agrees that it shall: (a) cease using Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to any acquired website), and to cease such limited usage of Seller Marks as promptly as possible after the Closing Date and in any event within ninety (90) days following the Closing Date; and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets and all other materials owned, possessed or used by the Seller Entities or their Affiliates. The Parties agree, because damages would be an inadequate remedy, that the Seller Entities shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 6.3 in addition to other remedies available at law or in equity. This covenant shall survive indefinitely, including following the termination of the Transaction Documents, without limitation as to time.
          Section 6.4 Books and Records; Access. From and after the Closing Date:
          (a) Seller and its respective Affiliates may retain a copy of any or all of the due diligence materials and other books and records relating to the Membership Interests, the Assets or the business or operation of the Assets, as applicable, prior to the Closing Date.
          (b) Buyer shall preserve and keep a copy of all books and records of the Seller Entities that relate to the use or ownership of the Membership Interests or the Assets on or before the Closing Date in Buyer’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Buyer shall dispose of any such books and records, Buyer shall give Seller at least ninety (90) days’ prior written notice to such effect, and Seller shall be given an opportunity, at its own cost and expense, to remove and retain all or any part of such books and records as Seller may select.
          Section 6.5 Permits. Seller shall provide all notices and otherwise take all actions required to transfer or reissue any Permits as may be necessary as a result of or in furtherance of the transactions contemplated by the Transaction Documents. Seller shall use (and cause SR E&P to use) Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.
          Section 6.6 Tax Matters.
          (a) Transfer Taxes. Seller shall be responsible for any sales, use, transfer, documentary, registration, stamp, real property transfer, recording, gains, stock transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the transactions described in this Agreement, including the Asset Conveyances.
          (b) Tax Returns. Tax Returns that must be filed in connection with the Transfer Taxes described in Section 6.6(a) shall be prepared and filed by Seller. All other Tax Returns related to the Company, the Assets or the Membership Interests shall be prepared and filed by, and the Taxes due with respect to such Tax Returns shall be paid by, the Party responsible therefor under applicable Law. However, if any Non-Income Tax Return to be filed by a Party reflects a Non-Income Tax for which the other Party is responsible pursuant to Section 6.6(c), the Party preparing such Tax Return shall furnish a draft thereof to the other Party at least thirty (30) days prior to the due date of such Tax Return for such other Party’s review and approval (which shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 6.6(b), Buyer shall be responsible for all Texas franchise tax liability of the Company for periods beginning on or after the Closing Date.
          (c) Responsibility for Non-Income Taxes. As between the Parties, Seller shall be responsible for all Non-Income Taxes related to the Company, the Assets or the Membership Interests for periods prior to and including the Closing Date, and Buyer shall be responsible for all Non-Income Taxes related to the Company, the Assets or the Membership Interests for periods beginning after the Closing Date. For this purpose, Non-Income Taxes for any Tax year or period with respect to the Company, the Assets or the Membership Interests that includes the Closing Date (a “Straddle Period”) shall be allocated (i) to the period prior to the end of the Closing Date by multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) to the period beginning after the Closing Date by multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of days in the Straddle Period beginning after the Closing Date and the denominator or which is the number of days in the entire Straddle Period. If a Party has paid a Non-Income Tax pursuant to Section 6.6(b) for which the other Party is responsible pursuant to this Section 6.6(c), the responsible Party shall reimburse the paying Party for the amount of such Tax promptly upon receipt of evidence of the payment of such Tax.
          (d) Cooperation. In connection with the preparation of Non-Income Tax Returns and audit examinations or administrative or judicial proceedings regarding Non-Income Tax liabilities related to the Company, the Membership Interests, or the Assets, Buyer and Seller shall use their Reasonable Efforts to cooperate fully with each other, including with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of such audit examinations or the defense of such claims by Taxing Authorities as to the imposition of such Taxes.
          (e) Tax Characterization. Seller and Buyer recognize and intend that the transactions contemplated by this Agreement and the other Transaction Documents will result, for federal income tax purposes, in the transfer of the tax ownership of the Assets from Seller to Buyer, and neither Seller nor Buyer shall file (and Seller shall cause SR E&P not to file) any federal Tax Return or other federal Tax related documents or otherwise take any position with respect to federal income Taxes that is inconsistent with such characterization.
          Section 6.7 Further Assurances; Duty to Cooperate. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing Date, at any Party’s request and without further consideration, the other Party shall execute and deliver (and, (i) in the case of Seller, Seller shall cause SR E&P to execute and deliver and (ii) in the case of Buyer, Buyer will cause the Company to execute and deliver) to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to, and to cause their Affiliates (including, in the case of Seller, SR E&P and, in the case of Buyer, the Company) and Representatives to, use their Reasonable Efforts to cooperate with each other after the Closing Date in connection with the transactions contemplated by this Agreement.

          Section 6.8 Maintenance of Company Existence. Until the first anniversary of the Closing Date, Buyer shall cause the legal existence of the Company to be maintained and shall not allow the Company to be dissolved or liquidated or merged into another entity.
          Section 6.9 Post Closing Date Assignments. At any time and from time to time after the Closing Date, Buyer and the Company shall have the right to request from Seller assignments of additional easements and rights-of-way that Buyer or the Company deems necessary for the purpose of constructing expansions of the Gathering System. Seller will promptly assign (and will cause SR Energy and SR E&P to assign) any such easement or right-of-way to the Company, at no additional cost to the Company or Buyer (other than the Purchase Price paid on the Closing Date); provided that Seller shall be obligated to make any such assignment only if: (a) Seller or any of its Affiliates owns such easement or right-of-way, (b) there are no restrictions prohibiting the assignment of such easement or right-of-way to the Company, and (c) assignment of such easement or right-of-way would not limit the ability of Seller or its Affiliates to construct, own or operate any Expansions or to conduct exploration and production activities.
ARTICLE 7
DELIVERABLES
          Section 7.1 Seller’s Deliverables.
          (a) Prior to or contemporaneously with the execution of this Agreement, Seller shall deliver (or, as applicable, cause SR Energy or SR E&P to deliver) the following documents and other items to Buyer:
          (i) an executed counterpart of the Assignment of Membership Interests, dated as of the Closing Date, in the form of Exhibit A (the “Assignment of Membership Interests”);
          (ii) an executed counterpart of the Confidentiality and Disclosure Agreement, dated as of the Closing Date, in the form of Exhibit B (the “Confidentiality and Disclosure Agreement”);
          (iii) an executed certification of non-foreign status of Seller in the form prescribed by Treasury Regulation § 1.1445-2(b)(2) (the “Certification of Non-Foreign Status”);
          (iv) an executed Guaranty Agreement, dated as of the Closing Date, in the form of Exhibit C (the “Seller Guaranty Agreement”);
          (v) an executed Guaranty Agreement, dated as of the Closing Date, in the form of Exhibit D (the “SR E&P Guaranty Agreement”);
          (vi) an executed Guaranty Agreement, dated as of the Closing Date, in the form of Exhibit E (the “SR Energy Company Guaranty Agreement”); and
          (vii) an executed Guaranty Agreement, dated as of the Closing Date, in the form of Exhibit F (the “SR Energy Buyer Guaranty Agreement”).
          (b) As soon as reasonably practicable after the execution of this Agreement, but, in any case no later than sixty (60) days after the Closing Date, Seller shall deliver (or, as applicable, cause SR Energy or SR E&P to deliver) the following documents and other items to Buyer:

          (i) originals of all documents relating to the Easements, Company Contracts and Records;
          (ii) originals of all of the books and records relating to the Membership Interests, the Assets or the business or operation of the Assets, prior to the Closing Date, as more fully described in Section 6.4(a); and
          (iii) original, executed copies of the Gathering Agreement, the O&M Agreement, the Certificate of Formation, the LLC Agreement and the Third Party Gathering Agreement.
          Section 7.2 Buyer’s Deliverables. Prior to or contemporaneously with the execution of this Agreement, Buyer shall deliver the following documents and other items to Seller:
          (a) an executed counterpart of the Assignment of Membership Interests; and
          (b) an executed counterpart of the Confidentiality and Disclosure Agreement.
ARTICLE 8
INDEMNIFICATION
          Section 8.1 Survival. All representations and warranties contained in this Agreement shall survive for twelve (12) months after the Closing Date, except that: (a) the representations and warranties contained in Section 4.9 and the Fundamental Representations and Warranties shall survive indefinitely; and (b) the representations and warranties in Section 4.8 shall survive until thirty (30) days after the expiration of the applicable statute of limitations with respect thereto. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach of such representation or warranty giving rise to such indemnity right has been given to the Party from whom such indemnification may be sought prior to the time such representation or warranty would have expired; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article 8.
          Section 8.2 Indemnification.
          (a) Notwithstanding any investigation made by Buyer or on behalf of Buyer, from and after the Closing Date, Seller will indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any loss, cost, expense, liability, damage, sanction, judgment, fine, or penalty, including reasonable attorney’s and consultant’s fees and expenses (“Losses”) incurred or suffered as a result of, relating to or arising out of: (i) any failure of any representation or warranty made by Seller in this Agreement to be true and correct; (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; (iii) any noncompliance or liability relating to the Assets and arising under or in connection with any Environmental Law or Constituents of Concern, provided that such noncompliance occurred or such liability arose prior to the Closing Date; and (iv) any failure by Seller to pay, perform or otherwise discharge any of the Retained Liabilities. Notwithstanding anything herein to the contrary, Seller shall not be liable under Section 8.2(a)(i), (A) except to the extent the aggregate amount of Losses exceeds one hundred thousand Dollars ($100,000.00), or (B) for Losses in excess of one hundred million Dollars ($100,000,000.00); provided, however, that the limitation in clause (A) shall not apply to any breach of representation or warranty set forth in Section 4.8 or to the Fundamental Representations and Warranties

other than the representation and warranty contained in Section 4.13(b), and the limitation in clause (B) shall not apply to any breach of representation or warranty set forth in Sections 4.8 or 4.9 or to the Fundamental Representations and Warranties; provided, further, that in no event shall Seller be liable under Section 8.2(a)(i) for Losses in excess of two hundred million Dollars ($200,000,000) other than for breaches of the representations and warranties contained in Section 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3 or 4.4.
          (b) Notwithstanding any investigation made by Seller or on behalf of Seller, from and after the Closing Date, Buyer will indemnify, defend and hold harmless each Seller Entity and its officers, shareholders, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to, or arising out of: (i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct; (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; and (iii) the operation of the Assets after the Closing Date to the extent such Losses are not incurred or suffered as a result of any act or omission of any Seller Entity or any of their respective Affiliates.
          (c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
          Section 8.3 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) If any Person who or that is entitled to seek indemnification under Section 8.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against such Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2, the Indemnified Party shall promptly: (i) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim; and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim, and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (which such election shall be without prejudice to the right of the Indemnified Party to dispute whether such claim is an indemnifiable Loss under this Article 8), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by such Indemnifying Party, and by all appropriate proceedings, to a final conclusion or settlement at the sole and absolute discretion of the Indemnifying Party. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if the settlement agreement: (i) contains a complete and unconditional general release by the Person asserting the Third Party Claim to all Indemnified Parties affected by the claim; (ii) does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates; and (iii) does not have a material adverse Tax consequence with respect to the Company, the Assets or the Membership Interests after the Closing Date. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person (other than the Indemnifying Party or any of its Affiliates or otherwise related parties). The Indemnified Party may participate in (but in no case control) any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b); provided that, the Indemnified Party shall bear its own costs and expenses with respect to any such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification under this Article 8) in regard to the Third Party Claim, with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), and by all appropriate proceedings (which proceedings shall be prosecuted diligently by the Indemnified Party). In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought under this Article 8 without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.
          (d) Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware, or should have become aware through the exercise of reasonable and diligent inquiry, of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof, and indicate the estimated amount, if reasonably practicable, of damages that have been sustained by the Indemnified Party. The Indemnifying Party will have a period of five (5) Business Days to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under the terms and subject to the provisions of this Agreement.
          (e) Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim, and the amount of any Loss shall take into account any Tax or other benefits attributable to the circumstance or event giving rise to such Loss, assuming for such purpose that any Tax loss, deduction or similar item is utilized at a thirty six percent (36%) effective Tax rate and that any Tax credit offsets Tax liability on a Dollar-for-Dollar basis.
          Section 8.4 Exclusive Remedy and Release. The indemnification and remedies set forth in this Article 8 shall, from and after the Closing Date, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 8.4 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article 8.

ARTICLE 9
MISCELLANEOUS
          Section 9.1 Successors and Assigns. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.
          Section 9.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses (or facsimile numbers), as applicable:

If to Buyer, to:	TCW Pecos Midstream, L.L.C.
c/o TCW Asset Management Company
333 Clay Street, Suite 4150
Houston, Texas 77002
Telephone No.: 713.615.7423
Facsimile No.: 713.615.7460
Attention: Clayton R. Taylor

with a copy to:	TCW Asset Management Company
865 South Figueroa Street, Suite 1800
Los Angeles, California 90017
Telephone No. 213.244.0044
Facsimile No.: 213.244.0604
Attention: R. Blair Thomas

If to Seller, to:	SandRidge Midstream, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Telephone No.: 405.429.5500
Facsimile No.: 405.429.5988
Attention: President

with a copy to:	General Counsel
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Telephone No.: 405.429.5500
Facsimile No.: 405.429.5983
or to such other address or addresses (or facsimile numbers) as the Parties may from time to time designate in writing.

          Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.
          Section 9.4 Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
          Section 9.5 Amendments. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.
          Section 9.6 No Waiver. No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
          Section 9.7 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.
          (b) Each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston or Dallas, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.
          (c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 9.7(b).
          (d) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 9.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          Section 9.8 Jury Waiver. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 9.9 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE

OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH HEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING, LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY HEREUNDER TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OTHER PARTY AGAINST CLAIMS ASSERTED BY UNAFFILIATED THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.
          Section 9.10 No Third Party Beneficiaries. Except for the Persons indemnified hereunder, this Agreement is for the sole benefit of the Parties and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary to this Agreement.
          Section 9.11 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
          Section 9.12 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.
          Section 9.13 Entire Agreement. This Agreement (together with the schedules and exhibits), the Confidentiality and Disclosure Agreement, and the other Transaction Documents, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby.
          Section 9.14 Schedules.
          (a) Unless the context otherwise requires, all capitalized terms used on the Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Schedules shall be construed as an admission, acknowledgment, or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Schedules. No disclosure on the Schedules relating to any possible breach or violation of any agreement, Law, or Permit shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
          Section 9.15 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement (and the execution of this

Agreement) shall be subject to the prior written consent of both Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable Law or under the rules of any listing authority or stock exchange.
          Section 9.16 Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
          Section 9.17 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.
          Section 9.18 No Inducements. No director, employee, or agent of any Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.
          Section 9.19 No Partnership. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party.
          Section 9.20 Rules of Construction. In construing this Agreement, the following principles shall be followed:
          (a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
          (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and
          (d) the plural shall be deemed to include the singular and vice versa, as applicable.
[Signature Page Follows]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER: SANDRIDGE MIDSTREAM, INC.
By:	/s/ Richard J. Gognat
Name:	Richard J. Gognat
Title:	Senior Vice President

BUYER: TCW PECOS MIDSTREAM, L.L.C. By: TCW Asset Management Company, its Manager:

By:	/s/ Clayton R. Taylor
Clayton R. Taylor
Vice President

By:	/s/ Kurt A. Talbot
Kurt A. Talbot
Managing Director

Signature Page to
Membership Interest Purchase Agreement